UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2011

ARCH CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7 Norwalk, CT 06851
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (203) 229-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2011, the Board of Directors of Arch Chemicals, Inc. (the “Company”) adopted resolutions terminating the Company’s 1999 Long Term Incentive Plan and 2009 Long Term Incentive Plan (together, the “LTIPs”), in each case contingent upon the consummation of the tender offer (the “Offer”) by LG Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Lonza Group Ltd. (“Lonza”), to purchase all of the outstanding shares of the Company’s common stock, par value $1.00 per share, at a price per share of $47.20 (the “Offer Price”) in cash pursuant to the agreement and plan of merger (the “Merger Agreement”), dated July 10, 2011, by and among Lonza, Merger Sub and the Company.  Pursuant to the Merger Agreement, termination of the LTIPs must be completed prior to the consummation of the merger of Merger Sub with and into the Company, as contemplated by the Merger Agreement.  Pursuant to the aforementioned resolutions, the LTIPs shall terminate upon the consummation of the Offer and, at such time, any and all rights and obligations of the Company, its subsidiaries and each of their respective officers and employees pursuant to the LTIPs (other than the rights of a participant therein to receive cash consideration based on the Offer Price in respect of the cancelation of such participant’s outstanding equity awards in accordance with the Merger Agreement) shall also terminate.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CHEMICALS, INC.

Date: September 12, 2011	By:	/s/ Joseph P. Lacerenza
Name: Joseph P. Lacerenza
Title: Sr. Deputy General Counsel and Corporate Secretary